UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)     July 20, 2009

IVANHOE ENERGY INC.
(Exact name of registrant as specified in its charter)

Yukon, Canada
(State or other jurisdiction of incorporation)

000-30586	98-0372413
(Commission File Number)	(I.R.S. Employer Identification No.)

Suite 654 – 999 Canada Place Vancouver, British Columbia, Canada	V6C 3E1
(Address of principal executive offices)	(Zip Code)
(604) 688-8323
(Registrant’s Telephone Number, Including Area Code)
No Changes
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.02	TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT.

On June 16, 2009, the Company and its wholly-owned subsidiary, Ivanhoe Energy Holdings Inc. (the “Seller”) entered into a Stock Purchase Agreement (the “Agreement”) with Seneca Resources Corporation and its wholly-owned subsidiary, Seneca South Midway LLC (the “Purchaser”) pursuant to which the Seller agreed to sell, and the Purchaser agreed to purchase, all of the issued and outstanding shares (the “Purchased Shares”) of Ivanhoe Energy (USA) Inc. (“IE USA”) for a purchase price of $39,200,000 (the “Purchase Price”), subject to adjustment based on the results of the Purchaser’s due diligence investigations of title, environmental and other matters in respect of IE USA’s assets. Concurrent with the execution of the Agreement, the Purchaser paid into escrow a performance guarantee deposit of $2,000,000.

Under the terms of the Agreement, the Purchaser had the right, for a period of 30 days to carry out an examination and investigation of IE USA’s title to its assets and an environmental review of the assets. Any title or environmental defects in respect of the assets identified by the Purchaser that the Seller was unable or unwilling to cure, would under the terms of the Agreement, result in a reduction of the Purchase Price within certain defined quantitative parameters. For the purpose of reducing the Purchase Price, the value of any such title or environmental defect would be as agreed by the parties or, failing agreement, as determined by an independent expert. If the total value of all such title or environmental defects agreed by the parties or determined by independent experts exceeded 20% of the unadjusted Purchase Price, either party had the unconditional right to terminate the Agreement.

The Agreement also included representations and warranties, covenants, conditions precedent, indemnification rights and obligations and other terms and conditions as are customary in commercial agreements governing analogous transactions involving the purchase and sale of oil and gas assets in the United States.

Pursuant to the terms of the Agreement, the Purchaser is acquiring all of the Company’s oil and gas exploration and production operations in the United States, including production properties and infrastructure in California and Texas and additional exploration acreage in California. Under the terms of the Agreement, certain non-operating assets are excluded, including cash, certain accounts receivable, non-operating licenses, leases and other contracts and the Company’s office premises in Bakersfield, California.

On July 17, 2009, following the completion by the Purchaser of its title and environmental review of IE USA’s assets and confirmation by the Purchaser that no title or environmental defects had been identified that would entitle the Purchaser to a reduction in the Purchase Price, the Seller and the Purchaser completed the purchase and sale of the Purchased Shares in consideration for which the Purchaser paid to the Seller an amount in cash equal to the unadjusted Purchase Price.

ITEM 2.01	COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS:

The information set forth in Item 1.01 is incorporated herein by reference. A copy of a press release announcing that the purchase and sale of the Purchased Shares pursuant to the Agreement is attached hereto as Exhibit 99.1

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.
(b)	Pro Forma Financial Information.

The unaudited pro forma condensed consolidated balance sheet of Ivanhoe Energy Inc. as at March 31, 2009, which treats the sale of the Purchased Shares as if it occurred on March 31, 2009, and the unaudited pro forma condensed consolidated statements of operations of Ivanhoe Energy Inc. for the three-month periods ended March 31, 2009 and 2008, and for the years ended December 31, 2008, 2007 and 2006 which treat the sale of the Purchased Shares as if had been consummated at the beginning of the periods presented, are filed as Exhibit 99.2 to this Current Report on Form 8-K.

(d)	Exhibits.
EXHIBIT NO.	DESCRIPTION
99.1	Press Release dated July 20, 2009.
99.2	Unaudited Pro forma Condensed Consolidated Financial Statements

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IVANHOE ENERGY INC.
By:	/s/ W. Gordon Lancaster
Name: W. Gordon Lancaster Title: Chief Financial Officer

Dated: July 23, 2009

INDEX TO EXHIBITS

Exhibit Number	Description

99.1	Press Release dated July 20, 2009.

99.2	Unaudited Pro forma Condensed Consolidated Financial Statements